Exhibit 21.1
CIM COMMERCIAL TRUST CORPORATION

LIST OF SUBSIDIARIES

Entity	State of Formation	Type of Organization
1130 Howard (SF) GP, LLC	Delaware	LLC
1130 Howard (SF) Owner, L.P.	Delaware	LP
9460 Wilshire Blvd GP, LLC	Delaware	LLC
9460 Wilshire Blvd (BH) Owner, L.P.	Delaware	LP
4750 Wilshire Blvd. (LA) Owner, LLC	Delaware	LLC
CIM Commercial Trust Corporation	Maryland	Corporation
CIM Small Business Loan Trust 2018-1	Delaware	Trust
CIM Urban Holdings, LLC	Delaware	LLC
CIM Urban Partners, L.P.	Delaware	LP
CIM Urban REIT GP I, LLC	California	LLC
CIM Urban REIT GP II, LLC	Delaware	LLC
CIM Urban REIT Holdings, LLC	Delaware	LLC
CIM Urban REIT Properties IX, L.P.	Delaware	LP
CIM Urban REIT Properties XIII, L.P.	Delaware	LP
CIM Wilshire (Los Angeles) Investor, LLC	Delaware	LLC
CIM Wilshire (Los Angeles) Manager, LLC	Delaware	LLC
CIM/11600 Wilshire (Los Angeles) GP, LLC	Delaware	LLC
CIM/11600 Wilshire (Los Angeles), LP	Delaware	LP
CIM 11620 Wilshire (Los Angeles) GP, LLC	Delaware	LLC
CIM 11620 Wilshire (Los Angeles), LP	Delaware	LP
CIM/J Street Garage Sacramento GP, LLC	California	LLC
CIM/J Street Garage Sacramento, L.P	California	LLC
CIM/J Street Hotel Sacramento GP, LLC	California	LLC
CIM/J Street Hotel Sacramento, Inc.	California	Corporation
CIM/J Street Hotel Sacramento, L.P.	California	LP
CIM/Oakland 1 Kaiser Plaza GP, LLC	Delaware	LLC
CIM/Oakland 1 Kaiser Plaza, LP	Delaware	LP
First Western SBLC, Inc.	Florida	Corporation
FW Asset Holding, LLC	Delaware	LLC
Lindblade Media Center (LA) Owner, LLC	Delaware	LLC
PMC Commercial Lending, LLC	Delaware	LLC
PMC Funding Corp.	Florida	Corporation
PMC Mortgage Corp., LLC	Delaware	LLC
PMC Preferred Capital Trust-A	Delaware	Trust
PMC Properties, Inc.	Delaware	Corporation
Two Kaiser Plaza (Oakland) Owner, LLC	Delaware	LLC
Urban Partners GP, LLC	Delaware	LLC
Urban Partners GP Manager, LLC	Delaware	LLC